Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

NATIONSTAR ANNOUNCES COMMENCEMENT OF TENDER OFFER TO

REPURCHASE UP TO $100 MILLION OF ITS COMMON STOCK

Dallas, TX (February 11, 2016) - Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar” or the “Company”) announced today the commencement of a modified “Dutch auction” self-tender offer to repurchase up to $100,000,000 in cash of its common stock at a price per share within the range of $8.20 to $9.40, less applicable withholding taxes and without interest. The NYSE closing price of Nationstar’s common stock on February 10, 2016 was $8.61 per share.

The tender offer will expire on March 11, 2016 at 5:00 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their shares. The Company previously announced a share repurchase program providing for repurchases of common stock of up to $150 million, pursuant to which approximately $66 million of common stock has been repurchased as of February 8, 2016. This tender offer is being made pursuant to an upsizing of the original repurchase authorization to an aggregate of $250 million.

A modified “Dutch auction” self-tender offer allows stockholders to tender their shares pursuant to (i) auction tenders whereby stockholders indicate at what price within the Company’s specified range (in increments of $0.10 per share) they wish to tender or (ii) purchase price tenders whereby stockholders indicate they are willing to sell their shares to the Company at the purchase price determined in the tender offer. When the tender offer expires, the Company will determine the purchase price, which will be the lowest price per share within the Company’s specified range that will enable the Company to purchase the maximum number of shares properly tendered in the tender offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000 (or, if the tender offer is not fully subscribed, all shares properly tendered and not properly withdrawn up to $100,000,000), taking into account the number of shares tendered pursuant to auction tenders and purchase price tenders and the prices specified by stockholders tendering shares pursuant to auction tenders.

All shares accepted for payment will be purchased at the same purchase price, regardless of whether they were tendered at a lower price. Upon the terms and subject to the conditions of the tender offer, stockholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not properly withdrawn) at prices equal to or less than the purchase price. If shares are tendered at prices at or below the purchase price with an aggregate purchase price of more than $100,000,000, tendering stockholders whose shares are tendered at or below the purchase price owning fewer than 100 shares, or “odd lot” holders, will have their shares purchased without proration and all other tendered shares will be purchased on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase. The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that are being distributed to holders of the Company’s shares and have been filed with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, less applicable withholding taxes and without interest, promptly after the expiration of the tender offer. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly after the expiration of the tender offer to the tendering stockholders. The tender offer will remain open for at least 20 business days. The Company also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Nationstar will use a portion of its cash and cash equivalents on hand to fund the repurchase of shares in the tender offer. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

FIF HE Holdings, the Company’s largest stockholder and an affiliate of Fortress Investment Group, the Company’s directors and executive officers have informed the Company of their intention not to tender any shares in the tender offer.

J.P. Morgan Securities LLC (the “Dealer Manager”) will serve as dealer manager for the tender offer. Innisfree M&A Incorporated (the “Information Agent”) will serve as information agent for the tender offer and American Stock Transfer & Trust Company, LLC (the “Depositary”) will serve as depositary for the tender offer. For more information about the tender offer, please contact Innisfree M&A Incorporated at 1-888-750-5834.

While the Company’s board of directors authorized the tender offer, it has not made and will not be making any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to all stockholders, at no expense to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company will file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Innisfree M&A Incorporated. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Nationstar

Based in Dallas, Texas, Nationstar provides servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Stockholders section of www.nationstarmtg.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements,” including statements as to the amount, timing and manner of the Company’s self-tender offer and related share repurchase and statements regarding potential future asset sales and the use of the proceeds from such sales to fund repurchases constitute “forward looking statements”. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Nationstar. Risks and uncertainties include, but are not limited to, market conditions; the possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate and currency exchange rate fluctuations; the ability of the company to successfully execute strategic plans; the impact of acquisitions and divestitures; and significant adverse litigation or government action. Certain of these risks and uncertainties are described in the “Business” and “Risk Factors” sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward-looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Contact:

Robert Stiles

(972) 316-5383

2